Exhibit 10.6

HANOVER COMPRESSOR COMPANY AWARD NOTICE CASH INCENTIVE AWARD
Hanover Compressor Company (the “Company”), has awarded you, [NAME] (“the Participant”), a cash incentive award under the Hanover Compressor Company 2006 Long-Term Cash Incentive Plan (the “Plan”). All capitalized terms in this Notice have the same meaning ascribed to them in the Plan.
The main terms of your Award are as follows:
     1. Award. You have been awarded a cash incentive in the amount of [DOLLAR AMOUNT] (the “Award”).
     2. Award Date. The date of this Award is July 21, 2006 (the “Award Date”).
     3. Award Payout. Your Award is subject to payout over a three year period. A portion of your Award will become payable on each of the dates (the “Payment Date”) indicated in the table below, provided you have been continuously employed by the Company or an Affiliate at all times from the Award Date up to and including the applicable Payment Date.

Payment Date	Portion of Award Payable
July 21, 2007	1/3
July 21, 2008	1/3
July 21, 2009	1/3
     Actual payment of each portion of your Award (subject to applicable tax withholding) will be made in the form of a lump sum cash payment within thirty (30) days following the applicable Payment Date.
     4. Termination of Employment. If your employment with the Company or a subsidiary terminates for any reason (other than as a result of death, Disability or a Corporate Change), the unpaid portion of your Award will be automatically forfeited on the date of such event unless the Compensation Committee directs otherwise. If your employment with the Company terminates as a result of death, Disability or a Corporate Change, all remaining unpaid portions of your Award will immediately become payable in a lump sum cash payment (subject to applicable tax withholding).
     5. Non-Transferability. Before you are eligible to receive in your Award, you cannot transfer, pledge exchange or otherwise dispose of your Award (except by will or the laws of descent and distribution).
     6. No Right to Continued Employment. Nothing in this Notice guarantees your continued employment with the Company or its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate your employment at any time.
     7. Withholding. Your Award is subject to applicable income tax, social insurance, or social security withholding obligations. If necessary, the Company reserves the right to withhold from the Award or your regular earnings an amount sufficient to meet the withholding obligations.

     8. Plan Governs. This Notice is subject to the terms of the Plan, a copy of which is available on the Company’s intranet website or which will be provided to you upon written request addressed to Hanover Compressor Company, Compensation & Benefits Department, 12001 N. Houston Rosslyn, Houston, Texas 77086. In the event of a discrepancy between this Notice and the Plan, the Plan shall govern.
     9. Participant Acceptance. If you do not accept the Award or the terms of the Award, you must notify the Company in writing at the address provided above within thirty (30) days of delivery of this Notice. Otherwise, the Company will deem the Award and the terms of the Award accepted by you.

ON BEHALF OF HANOVER COMPRESSOR COMPANY AND ITS AFFILIATES
By:	/s/ John E. Jackson
John E. Jackson
President and Chief Executive Officer